Form N-SAR: Multi-class supplement

The following Portfolios are unable to complete certain items because the electronic format for filing Form N-SAR does not provide adequate space for responding to Item 73C correctly, the correct answer is as follows (in 000's):

Institutional Class

Janus Aspen Global Unconstrained Bond Portfolio: $0.0242

Service Class

Janus Aspen Global Unconstrained Bond Portfolio: $0.0156